Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Paul G. Van Wagenen
(713) 297-5000

POGO’S THIRD QUARTER NET INCOME JUMPS 114%

EXPLORATORY DRILLING BEGINS IN THE GULF OF MEXICO, THAILAND AND HUNGARY

Quarterly Dividend Declared

HOUSTON, TX – October 14, 2003 – Pogo Producing Company (“PPP”—NYSE) recorded third quarter 2003 net income of $67,660,000, or $1.07 per share, on revenues of $277,915,000, compared to net income in the third quarter of 2002 totaling $31,637,000, or $0.52 per share, on revenues of $207,808,000.  For the first three quarters of 2003, Pogo’s net income was $235,856,000, or $3.79 per share, on revenues of $884,268,000, compared to the first nine months of 2002 when net income was $69,280,000, or $1.22 per share, on revenues of $535,103,000.

Pogo’s discretionary cash flow calculations for the third quarter and the first nine months of 2003 were $190,955,000 and $546,857,000, respectively, compared to discretionary cash flow of $157,143,000 for the third quarter and $357,101,000 for the first nine months of 2002.  Net cash provided by operating activities during the third quarter and first nine months of 2003 increased to $187,238,000 and $579,462,000, respectively, from $137,462,000 and $348,299,000 for the same time periods in 2002.

Pogo’s Chairman and Chief Executive Officer, Paul G. Van Wagenen, said, “Despite some weather related shut-ins in the Gulf of Mexico and some mechanical shut-ins in Madden Field, Pogo’s third quarter hydrocarbon production volumes continued to be very good, both domestically and in Thailand.  We are pleased to have launched an ambitious second half 2003 exploratory drilling program, including some deeper wells on the outercontinental shelf of the Gulf of Mexico, some frontier drilling on our Thailand license concession, and Pogo’s first drilling in Hungary.  These are exciting times for us,” said Mr. Van Wagenen.

CRUDE OIL PRODUCTION UP, ENERGY PRICES REMAIN FIRM

Pogo’s third quarter 2003 production of liquid hydrocarbons, including crude oil, condensate and plant products, rose to an average of 65,288 barrels per day (bpd), up from 55,242 bpd in the third quarter of 2002.  During the first nine months of this year, Pogo’s liquids production averaged 67,334 bpd compared to an average of 51,302 bpd produced during the same period of 2002.

Third quarter 2003 natural gas production averaged 284.5 million cubic feet per day (mmcf/d) compared to 284.2 mmcf/d in the same quarter last year.  For the first three quarters of 2003, Pogo’s average daily production of natural gas was 296.9 mmcf/d, up from 278.0 mmcf/d during the same period of 2002.

Third quarter 2003 crude oil and condensate prices averaged $27.80 per barrel, compared to $26.88 per barrel received in the third quarter of 2002.  The average crude oil price for the first nine months of 2003 was $29.04 per barrel, up from $23.99 per barrel in the same period last year.  Third quarter 2003 natural gas prices rose to an average of $4.21 per thousand cubic feet (mcf) from $2.70 per mcf in the third quarter of 2002.  Natural gas prices for the first three quarters of 2003 averaged $4.45 per mcf, up from $2.76 per mcf during the same period last year.

GULF OF THAILAND

Ten Gulf of Thailand wells were drilled, all successfully, during the third quarter.  Seven of those wells were developmental on the Benchamas “D” platform, logging an average pay thickness, per well, of about 240 feet.

Early in the third quarter, the farm-in of the 20,000-acre Block 9-A, situated east of and adjacent to Tantawan field, was approved by governmental authorities.  That approval allowed the immediate drilling of two successful exploratory wells.  The Tantawan No. 23, in the southern part of Block 9-A due east of the Tantawan “C” platform, logged some 162 feet of net (mostly oil) pay.  The northerly Block 9-A Tantawan No. 24 well logged approximately 98 feet of net (mostly gas) pay and will justify ordering the construction of a production platform for that area.  Four other Gulf of Thailand exploration wells at various locations will now follow immediately.

The first of eight newly fabricated Thailand production platforms has left the yard and is heading to location as the Tantawan “H”, northwest of the current Tantawan production.

The remaining seven platforms will be completed over the next nine months and will be located in various parts of the Benchamas, north Benchamas and Jarmjuree field areas.

THE GULF OF MEXICO

Pogo’s second half exploratory drilling program is now well underway.  At the end of the third quarter, four exploration wells were being drilled.  Two of them are deeper wells with gas targets, including a well to 16,000 feet subsea at Eugene Island Block 280 in which Pogo operates and owns 50%.  Those wells will reach their objective depths within the next couple of weeks.

Another exploratory well is a Basal Nebraskan oil prospect at Ewing Bank Block 830, owned 100% by Pogo.  Just at the end of the third quarter, a well at Eugene Island Block 250 reached total depth.  It was determined to be unproductive and will be plugged.  Elsewhere, a crude oil test to an upper Miocene horizon has begun drilling at Main Pass Block 68.  The drilling of two other exploratory wells will begin later this year.

ONSHORE OPERATIONAL AREAS

During the third quarter, Pogo drilled and completed as producers 21 of 22 Permian Basin wells.  Nine additional Permian Basin wells were being drilled at the end of the quarter.  Ten of the new third quarter wells were in the generally smaller interest (to Pogo) Spraberry Aldwell field.  Pogo’s more significant third quarter Permian Basin discoveries included the 100%-owned Lea County, New Mexico North Bootleg Ridge field well WBR No. 10, which was drilled to the Bone Spring horizon and is now producing 290 bpd.  A second well, the

WBR No. 12, is being drilled in the same area.  The 100%-owned Whitmire No. 11, also in Lea County, was drilled during the quarter and is producing 228 barrels per day from the Tubb formation.  More Whitmire wells are now planned.

In the Gulf Coast onshore area, 15 of Pogo’s 18 third quarter wells were completed as producers.  Five more wells were being drilled in the area as the quarter ended.  Of special note was the Haynes No. 95 at Pogo’s 75%-owned Los Mogotes field which tested 6 mmcf/d from the Lower Asche interval.  At Pogo’s 100%-owned South Hundido field, the Benevides No. 4 and No. 5 wells tested from three commingled Lobo pay zones in each well at a combined rate of 4 mmcf/d per well.

In the Madden field in Wyoming, in which Pogo generally owns about 11%, 13 third quarter wells were drilled, with only one dry hole.  Six more wells were being drilled at the end of the quarter.

OTHER INTERNATIONAL ACTIVITIES

Pogo has started its eight or nine-well 2003-2004 exploratory drilling program in Hungary.  Pogo is the operator and 100% owner of 782,000 license acres in central (Szolnok area) and southern (Tompa area) Hungary.  At quarter-end the first Tompa area well had reached total depth of about 4,600 feet and has been temporarily abandoned.  The first Szolnok well is still being drilled at about 7,900 feet subsurface.  The third well in the Hungary drilling program will be the second well drilled at Szolnok, a Miocene natural gas prospect with some possible deeper oil prospectivity.  When four or five wells have been drilled in Hungary, certain decisions will be made, including whether to fracture stimulate and/or production test some of the wells.  In any case, at least eight or nine wells will be drilled on the Hungary license in a first-phase continuous operations program extending throughout most of the first half of 2004.

QUARTERLY DIVIDEND DECLARED

The Board of Directors today declared a dividend of $0.05 (five cents) per share of common stock, to be paid November 14, 2003 to shareholders of record on October 31, 2003.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Natural gas
Price per Mcf	$4.21	$2.70	$4.45	$2.76
Production (sales), Mcf per day	284,525	284,204	296,919	278,002
Crude Oil and Condensate
Price per barrel	$27.80	$26.88	$29.04	$23.99
Production, barrels per day	61,364	49,878	63,366	46,628
Sales, barrels per day	62,670	50,964	63,183	46,391
Total liquids
Production, barrels per day	65,288	55,242	67,334	51,302
Sales, barrels per day	66,594	56,328	67,151	51,065

A summary of unaudited results follows, stated in thousands, except per share amounts

Revenues:
Oil and gas	$277,067	$203,919	$882,464	$531,457
Other	848	3,889	1,804	3,646
	$277,915	$207,808	$884,268	$535,103
Income before cumulative effect of change in accounting principle	$67,660	$31,637	$240,022	$69,280
Cumulative effect of change in accounting principle	—	—	(4,166)	—
Net income	$67,660	$31,637	$235,856	$69,280

Earnings (loss) per share:
Basic-
Income before cumulative effect of change in accounting principle	$1.07	$0.52	$3.86	$1.22
Cumulative effect of change in accounting principle	—	—	(0.07)	—
Net income	$1.07	$0.52	$3.79	$1.22

Diluted-
Income before cumulative effect of change in accounting principle	$1.06	$0.51	$3.74	$1.17
Cumulative effect of change in accounting principle	—	—	(0.07)	—
Net income	$1.06	$0.51	$3.67	$1.17

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Other companies may define discretionary cash flow differently.  A reconciliation to net cash provided by operating activities is shown below:

Net cash provided by operating activities	$187,238	$137,462	$579,462	$348,299
Remove changes in operating assets and liabilities	2,285	17,173	(37,696)	5,118
Add back exploration expenses	1,432	2,508	5,091	3,684
Discretionary cash flow	$190,955	$157,143	$546,857	$357,101

* * *

Pogo Producing Company explores for, develops and produces oil and natural gas.  Headquartered in Houston, Pogo owns interests in 80 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 685,000 gross leasehold acres in major oil and gas provinces in the United States, approximately 687,000 gross acres in the Gulf of Thailand, approximately 782,000 gross acres in Hungary, approximately 113,000 gross acres in the United Kingdom North Sea and approximately 81,000 gross acres in the Denmark North Sea.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP”.

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.

There will be a financial analyst telephone conference call on Tuesday, October 14, 2003 at 2:30 p.m. CDT.  The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com.  A rebroadcast will be available at that website through January 26, 2004.  Microsoft Media Player is required to access the webcast.  It can be downloaded from http://www.microsoft.com/windows/windowsmedia/en/default.asp.